Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Laura S. Choi Investor Relations Phone: 609-430-2880, x2216

Jean Mantuano Corporate Communications (media) Phone: 609-430-2880, x2221

Medarex Announces Redemption of
4.25% Convertible Senior Notes Due August 15, 2010.

PRINCETON, N.J., December 15, 2004 - Medarex, Inc. (Nasdaq:MEDX) announced today that it is calling for the redemption on January 14, 2005 of (i) all of its outstanding 4.25% Convertible Senior Notes due August 15, 2010 and issued on July 23, 2003, and (ii) all of its outstanding 4.25% Convertible Senior Notes due August 15, 2010 and issued on January 30, 2004 (collectively, the “Notes”). The aggregate principal amount outstanding of the Notes is $146,986,000. The Notes are being called as a provisional redemption under the terms of the respective indentures. The CUSIP numbers for the July 2003 Notes are 583916AB7 and 583916AE1. The CUSIP numbers for the January 2004 Notes are 583916AD3 and 583916AC5.

Prior to 5:00 p.m. Eastern Time on January 13, 2005, holders of the Notes may elect to convert their Notes into shares of Medarex common stock at a price of $6.72 per share, or 148.8261 shares of Medarex common stock per $1,000 principal amount of the Notes, plus a make-whole payment of approximately $85 per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On December 14, 2004, the closing price of Medarex common stock on the Nasdaq National Market was $11.25 per share.

Alternatively, holders of the Notes may have their Notes redeemed at a redemption price equal to $1,000 per $1,000 principal amount of the Notes, plus a make-whole payment of approximately $85 per $1,000 principal amount of the Notes.  Any Notes not converted on or before 5:00 p.m. Eastern Time on January 13, 2005, will be automatically redeemed on January 14, 2005, and from and after such date, interest on the Notes will cease to accrue.  Medarex anticipates that any payments in respect of the redemption will be made on January 18, 2005.

Upon completion of this redemption, Medarex’s long-term debt position will be reduced by approximately $147 million. Medarex expects to record a non-operating charge of approximately $12.5 million during the fourth quarter of 2004 related to the make-whole payment associated with this redemption.

A Notice of Redemption is being mailed by Wilmington Trust Company, the trustee for the Notes, to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from Wilmington Trust Company, by calling W. Thomas Morris, II, at (302) 636-6432.

This announcement is neither an offer to sell nor a solicitation of an offer to purchase any of the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Medarex
Medarex is a biopharmaceutical company focused on the discovery and development of fully human antibody-based therapeutics to treat life- threatening and debilitating diseases, including cancer, inflammation, autoimmune and infectious diseases. Medarex applies its UltiMAbTM technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody products for itself and its partners. Twenty-one of these therapeutic products derived from Medarex technology are currently in human clinical testing, with the most advanced product presently in a Phase III clinical trial. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at http://www.medarex.com.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; or similar statements are forward-looking statements. Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include uncertainties related to the redemption of the Notes, including payment of the redemption price in a timely manner, if at all, and conversion of the Notes for shares of Medarex common stock, as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and subsequent Quarterly Reports on Form 10-Q. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

Medarex® and the Medarex logo are registered trademarks of Medarex, Inc. UltiMAbTM is a trademark of Medarex, Inc. All rights are reserved.